Exhibit 99.5

Memorandum

TO:	Landmark National Bank Employees
FROM:	A. Vincent Siciliano, 1st Pacific Bank, President and CEO Rick Mandelbaum, Landmark National Bank, President and CEO
DATE:	February 22, 2007
RE:	Announcement of merger of Landmark National Bank into 1st Pacific Bank

We are pleased to announce that a Definitive Agreement to merge Landmark National Bank into 1st Pacific Bank was executed earlier today. The merger will combine exceptional banking talent to best serve our customers in the San Diego region.  The merger process is expected to be finalized in the late 2nd Quarter or early 3rd Quarter of 2007.

1st Pacific Bank opened in November of 2000 as a San Diego-based, locally owned and operated financial institution.  Our focus is to serve small and medium-sized businesses and professionals in the marketplace.  We offer a complete range of business, personal and online services including loans, deposits and cash management products.  We have offices located around the San Diego area:  Tri-Cities, Golden Triangle, Mission Valley, El Cajon and Inland North County.  The enclosed fact sheet provides additional information about 1st Pacific Bank.  Most importantly, our employees and corporate values are our strength.

We understand that you will have questions about your own employment status.  In an attempt to quickly answer your questions about your personal situation, 1st Pacific Bank personnel will be meeting with all Landmark National Bank employees, individually, within the next two to three business days. These meetings will give both you and us the opportunity to get to know and understand each other better. In addition, each of you will receive a status of employment letter within 7 to 10 business days.

For specific questions, pertaining to the functions below you may contact:

Name	Phone Number	Email	Title

1st Pacific Bank contacts:

Vince Siciliano	858-875-2005	vsiciliano@1stpacbank.com	CEO
Larry Prosi	858-875-2007	lprosi@1stpacbank.com	COO
Jenny Kazan-Mills	858-875-2013	jkazan-mills@1stpacbank.com	HR

Landmark National Bank contacts:

Rick Mandelbaum	858-947-2323	rmandelbaum@landmarknb.com	CEO
Tony DiVita	858-332-1015	tdivita@landmarknb.com	CBO
Jane Guthrie	858-332-1024	jguthrie@landmarknb.com	HR

You may also email questions to: Landmarkquestions@1stpacbank.com.  Responses can be viewed at: www.1stpacbank.com/landmarkquestions.  The 1st Pacific Bank website is www.1stpacbank.com.

We are excited about this opportunity to work together to be the best local community bank in San Diego.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This memo includes “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995.  These statements are subject to risks and uncertainties and actual results could differ materially due to certain risk factors, including those in 1st Pacific Bancorp’s  filings with the SEC and Landmark National Bank’s filings with the OCC.  Specific relevant risks include whether both companies receive regulator and shareholder approvals, 1st Pacific Bancorp obtains the cash required to consummate the transaction, anticipated cost savings and synergies will be achieved and the integration of the two companies is successful.  You should not place undue reliance on forward-looking statements and we undertake no obligation to update those statements.

The foregoing may be deemed to be solicitation material in respect of the proposed merger of Landmark National Bank with and into 1st Pacific Bank of California, a wholly owned subsidiary of 1st Pacific Bancorp.  Shareholders are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which 1st Pacific Bancorp will file with the SEC in connection with the proposed transaction, because it will contain important information about 1st Pacific Bancorp, 1st Pacific Bank of California and Landmark National Bank, the transaction and related matters.  The directors and executive officers of 1st Pacific Bancorp and Landmark National Bank may be deemed to be participants in the solicitation of proxies from their respective shareholders.  Information regarding the participants and their security holdings can be found in the Form S-4 filed by 1st Pacific Bancorp on November 9, 2006, and in the 2005 Annual Report on Form 10-KSB filed by Landmark National Bank with the Office of the Comptroller of the Currency, and in the joint proxy statement/prospectus when it is filed with the SEC.  All documents filed with the SEC are or will be available for free, both on the SEC web site (www.sec.gov) and from 1st Pacific Bancorp by directing a request to 1st Pacific Bancorp, 4275 Executive Square, Suite 650, La Jolla, California 92037; Attention: Investor Relations, or by telephone at (858) 875-2000, and from Landmark National Bank by directing a request to Landmark National Bank, 937 Lomas Santa Fe Drive, Solana Beach, California 92075, Attention: Investor Relations, or by telephone at Phone: (858) 509-2700.